EXHIBIT 10.16

LETTER OF ACCEPTANCE


CLIENT:  Michael Wilhelm                              DATE:      2-Oct-03
         ImmuneRegen Biosciences, Inc.
         Corporate Offices                            OUR REF:   Q3451
         8655 Via de Ventura Blvd., Suite E-155
         Scottsdale, AZ 85258

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STUDY NUMBER:        To be issued                     FEE:       $95,000*
STUDY TYPE:          A 2-Week Inhalation Toxicity Study in Rats (GLP)

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METHOD OF PAYMENT:
                       Payment   Payment
                       No.       Amount               Date Payment Due
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Analytical Method
Feasibility*           1         $  8,000 (1 week)    Upon Completion

Additional
Feasibility*           2         $  1,500/day         Upon Completion

In-Life Study          3         $ 23,750             Upon Authorization

In-Life Study          4         $ 42,750             Completion of In-Life

In-Life Study          5         $ 19,000             Submission of Draft Report

In-Life Study          6         $  9,500             Submission of Final Report

* Price includes one week of feasibility. Additional feasibility intervals, if required, will be at $1,500/day.

** Or 30 days after submission of draft report if no comments are received from the client.

TERMS:   Net 7 Days (See Section 8 in "Attachment A")

         If Client postpones the study, a weekly fee of $6,000 will be incurred to retain room (See Section 14 in "Attachment A")

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To confirm your acceptance of this contract, please
return one copy, duly signed, to the Contracts Dept.
Issued on behalf of Huntingdon Life Sciences, Inc.
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Name:  Arpad J. Madarasz, DVM
Date:    2-Oct-03
Signed:

Please apply for instructions regarding consignment of samples.
Accepted on behalf of Client
----------------------------
Name:
Date:
Signed:

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THIS LETTER OF ACCEPTANCE IS VALID FOR A PERIOD OF THREE MONTHS FROM DATE OF
ISSUE. THIS LETTER OF ACCEPTANCE AND ANY CONTRACT BETWEEN HUNTINGDON LIFE SCIENCES AND THE CLIENT FOR THE CONDUCT OF THE ABOVE STUDY ARE SUBJECT TO THE STANDARD CONDITIONS PRINTED IN ATTACHMENT A.

                                                                      Huntington
                                                                   Life Sciences

                                  ATTACHMENT A

                                   CONDITIONS

Any study (the study') undertaken by Huntingdon Life Sciences Inc (hereinafter referred to as the Company) will be carried out subject to the following conditions.

Confidentiality
---------------
1. The Client shall not, without the prior written consent of the Company, make any use of or disclose to any third party the quotation any subsequent quotation, any correspondence between the parties or any experimental data and reports arising as a result of the study save that (but subject to the provisions of paragraph 3 below):

(i) the Client may use the experimental data and reports arising as a result of the study for the purpose of its own evaluation',

(ii) the Client may make disclosure of such correspondence, data and reports on a confidential basis to regulatory authorities, the Client's licensees or members of the Client's consortium sponsoring the study', and

(iii) the Client may disclose to third parties complete copies of the reports arising as result of the study or factual and complete extracts from such reports provided that such extracts give a true and fair view of the results set out in such reports.

2. The Company shall keep confidential and shall not disclose to any third party without the prior written consent of the Client any information related to any work done in connection with the study or any information acquired from the Client unless in the Company's opinion the health and well being of a patient (or patients) or the public interest is prejudiced thereby. No disclosure shall be made without the Company having first informed the Client.


3. Any public disclosure by the Client of any information or document relating to or arising as a result of the study (including information and documents referred to in paragraph 1 above) shall not without the prior written consent of the Company directly or indirectly identify or otherwise refer to the Company (whether under its corporate or any other name) in connection therewith save that the Client may refer to the Company when making disclosure pursuant to subparagraph (iii) of paragraph 1 above provided that no reference shall be made to the Company in connection with any conclusion or opinion of the Client and no report or extract from such a report or reference to the Company shall be used to endorse or imply approval of any compound or product of the Client or the use or proposed use of any compound or product of the Client.

Health and Safety
-----------------
4. It is a condition of the Company undertaking the study that the Client shall provide the Company with all information available to it regarding known or potential hazards associated with the use of any substances supplied to the Company by the Client and that the Client shall comply with all current legislation and regulations concerning shipment of substances by road, sea or air.

Prices
------
5. The prices shown in the Letter of Acceptance, the terms of which form an integral part of the contract, are based on our best understanding of the services required at the time this document was prepared. Additional charges may be made based on a review of the final signed protocol. In addition, minor deviations from the work to be performed under the contract may become necessary
(i) for veterinary services to protect the health and well being of study animals (ii) because of results observed during the course of the study which require additional services to be performed or (iii) because services have to be performed during holiday or overtime periods. Such additional charges will not exceed $10,000 without the Client's written consent. The contract study price excludes all costs associated with the shipment of raw data, specimens or test materials, for which the Client is wholly responsible.


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6.       Any  major  changes  to the work to be  performed  under  the  contract required by the Client shall be notified by the Client to the Company in writing and will be subject of a mutually agreed exchange in scope'' or additional work notice'' amendment applying under the existing contract, which may be taken in substitution for or as an addition to the original price quoted in the contract (but without prejudice to the Company's right to payment for work already carried out under the original contract).

Consultancy and Scientific Services
-----------------------------------
7. Professional and scientific advice provided by the company leading to the construction of a protocol for a study is included in the prices shown in the Letter of Acceptance. In the event that the Company is not asked to undertake the work involved in such a study a charge based on our normal hourly rates and not to exceed $5,000 shall be paid by the Client. If, during the sparse of the study, consultants services provided at the request of the Client by the Study Director or other scientific personnel are over and above the hours normally included as part of the study, then the Company will advise the Client of this fact and notify the Client of the estimated additional charge which will be made.

Payment Terms
-------------
8. Charges for the study, as specified in the 'letter of Acceptance'' and traditional Work notices, are due upon completion of each milestone. The company will periodically submit to the Client an misapplication for Payment'' listing the Study Number, Study Title, and the applicable milestone payment. Milestone payments are due and payable by the Client within seven days of the milestone completion date.

9. Should payment not be received, the Company reserves the right after giving due notice to the Client, to stop all work on the study and to dispose of any salable stock or other items employed in connection therewith and the Company shall be entitled to hold or apply the proceeds of such disposal against unpaid accounts, but without prejudice to any other rights or remedies available to the Company under law.

Good Laboratory Practice
------------------------
10. Unless otherwise agreed in the study protocol, the Company will conduct the study in compliance with all relevant and officially declared good laboratory practice regulations and standards. 11. Client agrees to allow government regulatory inspections free and ready access to data, reports, specimens and other materials during GLP directed or surveillance inspections. Clients who wish to make their own GLP or quality assurance inspections may be subject to an additional charge.

Reports
-------
12. On completion of the study as set out in the quotation the Company will provide, in suitable form, a report of the study.

Commencement of Study
---------------------
13. The Commencement of the study is defined as the first day a member of the Company staff begins to work on the protocol or once the Client has approved this Letter of Acceptance. In the event of delay by the Client the Company reserves the right to implement a charge and to re-schedule such work to commence on a later date. The Company will use its best endeavors to ensure that such re-scheduling is to the earliest available date.

Study Postponement
------------------
14. In the event the Client postpones initiation of the study, the Company will make every effort to reschedule the study at minimal cost to the Client. However, any study postponed by the Client within 28 calendar days prior to receipt of animals will be subject to a weekly fee, which will allow the Client to retain the room and delay dose initiation. In addition, the Client will be billed for all costs incurred and irrevocably committed up to the point of postponement, including but not limited to time, resources and materials, such as the cost of animal maintenance, study procedures that have to be repeated or materials purchased for the study that expire or have to be re-purchased, and any other study specific costs incurred on behalf of the Client due to the postponement. Should the period of postponement be uncertain or lengthy, the Client may cancel the study, as described in paragraph 16.


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Time
----
15. The Company will use its best endeavors to ensure that all study time schedules which are agreed with the Client shall be met. However, any time schedules agreed for a study or delivery of a report are of necessity best estimates only and are not of the essence.

Early Termination of Study
--------------------------
16. Once the study has commenced, as defined in paragraph 13 above, the Client may by notice in writing to the he Company to terminate the study prior' to completion. On receipt of such notification by the Company request t Company, all work will terminate as expeditiously as possible in accordance with the Client's instructions. Any study cancelled by the Client will be subject to the following fees: Direct expenses only, if cancelled 28 or more days prior to receipt of animals', direct expenses + 10% of the value of the study, if cancelled 21-27 days prior to receipt of 1 animals', direct expenses + 20% of the value; of the study, if cancelled 14-20 days prior to receipt of animals', direct expenses + 30% of the total value of the study, if cancelled less than 14 days prior to receipt of animals', direct expenses + 30% of the total value of the study remaining at the time the Company receives notification of early termination, if cancelled after receipt of animals, Direct expenses include all costs and expenses incurred and irrevocably committed to the point of termination of the study, including but not limited to costs of animals and their maintenance and any other study specific costs incurred on behalf of the Client. Payment of the said charge will be due on presentation of the account.

17. Should the Company be prevented from carrying out or continuing to carry out the study or any part thereof by reason of legislation, Government prohibition, fire, storm, explosion, war hostilities, the deliberate sabotage of the study by any person, civil commotion, industrial disputes, cessation or failure of public services or any other supplier to the Company, of goods or services, disease, Act of God, or any other event beyond the control of the Company, the Client or the Company will be entitled to terminate the study by giving notice to that effect to the other party. All costs, expenses and charges associated with the termination of the study in these circumstances will be dealt with as in paragraph 16 above and the Company shall be under no liability whatsoever to the Client by reason of the occurrence of any such event or the termination of the study as provided in paragraph 19 below.

Liability and Indemnity
-----------------------
18. Except as may be the direct result of gross negligence or willful misconduct by the Company, the Company shall be under no liability whatsoever for all or any losses, damages, claims, costs, charges or expenses suffered or incurred by the Client or any third party resulting directly or indirectly from:

(i) negligence, arts, defaults or omissions of any suppliers to the Company of equipment, services, feeds or goods or any other supplies of whatsoever nature or from any defect or deficiency in any supplies or from the negligence, ants, defaults or omissions of any correspondents, consultants, agents or independent contractors of the Company',

(ii) the occurrence of any of the events described in paragraph 17 above or the termination of the study following any such event;

(iii) all or any actions, proceedings, demands or claims made against the Client or any third party by any person whatsoever.

19. The Client shall indemnify the Company, and the Company shall be under no liability whatsoever, for all or any consequential or indirect losses or damages or loss of profit suffered or incurred by the Client or customer of the Client, or any third party howsoever caused.

20. In any event and notwithstanding the terms contained herein, the Company's liability will not in any circumstances exceed the value of the study.

21. Except as may be the direct result of gross negligence or willful misconduct by the Company, the Client shall indemnify and hold the Company harmless against all actions, proceedings, demands, claims, losses, damages, costs, charges, expenses and all liability whatsoever which may be made against the Company or which the Company may sustain, pay or incur arising out of or in connection with all or any actions, proceedings, demands or claims made against the Client or any customer of the Client or any person or persons dealing with the Client by any person whatsoever.


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Patents
-------
22. The Client warrants to the Company that the Client owns all relevant rights or has obtained all necessary licenses from the owner/ owners of such rights to enable the Company to keep and/or use the test material or other materials to be used by the Company in the conduct of the study without infringing any third party intellectual property rights.

23. The Client shall indemnify and keep the Company indemnified against any and all losses damages costs and expenses suffered or incurred by the Company by reason of the breach of the foregoing warranty.

Retention of Study Data
-----------------------
24. A1l experimental data arising from performance of the study by the Company (including documentary raw data, specimens, records and other materials, collectively materials) will remain the property of the Client. However, the Client agrees that the Company shall retain the materials resulting from the performance of a study and the Company so agrees to retain said materials upon completion of a study, for a period of one year. After such period of time, the Company will make reasonable efforts to contact the Client at the last known address of the Client giving them the opportunity for the return of the materials to the Client. Al1 materials remaining at the Company six months after the initial attempt to contact the Client may be destroyed at the option of the Company. The Client agrees to keep the Company fully informed of any changes in circumstances which would impede or prevent the Company from contacting the Client pursuant to this paragraph, including but not limited to a change of address or a change in corporate status for the Client.

Notice
------
25. Any notice required to be given by either party in accordance with these conditions shall be deemed to be sufficiently given if sent to the other party at the address of such party shown on the quotation by facsimile or telex and confirmed by prepaid post.

Arbitration
-----------
26. If any difference or dispute shall arise between the parties hereto concerning any matter arising out of the study or any of these conditions, such difference or dispute shall be resolved in accordance with the expedited
Commercial Arbitration Rules of the American Arbitration Association, by a single arbitrator appointed in accordance with such Rules. The decision of the arbitrator shall be conclusive and binding upon the parties, and judgment on any award rendered in such arbitration may be entered in any court of competent jurisdiction. The costs of such arbitration shall be borne equally by the parties hereto.

Governing Law
-------------
27. These conditions and any contract between the Company and the Client shall be governed and construed in accordance with laws of the State of New Jersey.

Complete Agreement
------------------
28. This agreement represents the complete agreement between the Company and the Client in relation to the performance of the study. A1l preceding correspondence, either written or oral and express or implied conditions, or agreements are hereby expressly excluded from this contract, the acceptance of which is indicated by both parties on execution of this contract.

Severability
------------
29. If any provision of these conditions is determined by an arbitrator or a court of competent jurisdiction to be illegal or unenforceable, such provision may be reformed and construed so as to be valid, operative and enforceable to the maximum extent permitted by law or equity while preserving its original intent. The invalidity or unenforceability of any provisions of these conditions shall not render invalid the remainder of these conditions or any contract between the parties.

Non-solicitation of Employees
-----------------------------
30. The Client agrees that for a period of one year after the termination of this agreement, the Client will not solicit or encourage employees of the Company to leave the employment of the Company for the purpose of becoming employed or otherwise affiliated with the Client.


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